Kewaunee Scientific Reports Significantly Improved Results for Fourth Quarter

STATESVILLE, N.C., June 26, 2012 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced results for its fourth quarter and year ended April 30, 2012.

Fourth Quarter Results

Net earnings for the fourth quarter were $1,256,000, or $0.49 per diluted share, up from net earnings of $252,000, or $0.10 per diluted share, in the same period of the prior year. Earnings for the quarter benefited from strong international operations sales and earnings, while domestic operations earnings benefited from lower operating costs resulting from cost savings initiatives commenced earlier in the year.

Sales for the quarter were $28,990,000, up 8% from sales of $26,952,000 in the same period of the prior year. Sales from domestic operations were $19,607,000, down 10% from sales of $21,797,000 in the prior year. However, incoming domestic orders for the quarter increased 22% over the same quarter last year. Sales from international operations increased to $9,383,000, up 82% from sales of $5,155,000 in the same period of the prior year, as the Company began manufacturing and shipping products for several large projects in its order backlog.

The order backlog increased to a record $86.2 million at April 30, 2012, up from $65.7 million at April 30, 2011, with both domestic and international orders contributing to the growth. The backlog at April 30, 2012 includes a contract awarded during the quarter for laboratory furniture and equipment for the Kuwait University College of Engineering and Petroleum-Women's Campus. The contract, which is in excess of $11 million, was awarded through Kewaunee's dealer in Kuwait, Advanced Technology Company (ATC). The Company expects to begin manufacturing and shipping products under the contract in the late summer or early fall of calendar year 2013. The majority of the manufactured products will be produced at the Company's Statesville facilities. This contract is another indication of the Company's increased international presence and capabilities.

"We are very pleased with our operating results for the quarter," said William A. Shumaker, Kewaunee's Chief Executive Officer. "Our international operations had an outstanding quarter for sales and earnings, as manufacturing and shipping occurred under several large contracts. In Statesville, earnings improved significantly, as we experienced lower operating costs resulting from cost savings initiatives."

Fiscal Year 2012 Results

Sales for the year were $102,847,000, up 3% from sales of $100,003,000 in the prior year. Sales from domestic operations were $83,971,000, as compared to sales of $84,121,000 in the prior year. The domestic marketplace for privately-funded projects held up relatively well during the year, although at extremely competitive prices, while opportunities and orders for publicly-funded K-12 educational projects, primarily wood furniture, dropped sharply in the second quarter of the year and have continued to remain at historically low levels. Sales from international operations increased to $18,876,000, up 19% from sales of $15,882,000 in the prior year.

Net earnings for the year were $1,031,000, or $0.40 per diluted share, down from net earnings of $1,850,000, or $0.72 per diluted share, in the prior year. Earnings for the year were unfavorably impacted by lower selling prices, a significant increase in raw material costs beginning early in the year, particularly for steel and epoxy resin, and a large drop-off in demand for wood furniture projects. Earnings for the year were favorably impacted by strong international sales and earnings in the second half of the year, particularly the fourth quarter, and lower operating costs resulting from headcount reductions and other cost savings initiatives at Statesville.

The Company's balance sheet and financial condition remain strong. Cash on hand at the end of the year was $6.9 million, as compared to $3.0 million at the end of the prior year. Working capital increased to $23.4 million at April 30, 2012, up from $22.1 million at the end of the prior year. Short term borrowings under the Company's $15 million bank line of credit were $6.8 million, as compared to $6.6 million at the end of the prior year, and total bank borrowings and capital lease obligations were $10.5 million, as compared to $10.6 million at the end of the prior year. The debt-to-equity ratio was .36-to-1 at year-end, as compared to .34-to-1 at the end of the prior year.

Outlook

"Looking forward to fiscal year 2013, I remain cautiously optimistic," Mr. Shumaker continued. "My optimism is based on a number of factors. On the domestic front, we enter the year with a strengthened and expanded dealer network, which we believe will result in increased sales and earnings. We are also realizing lower operating costs from our cost savings initiatives put in place over the past year. On the international front, we have also strengthened and expanded our dealer network, better positioning us to take advantage of the growing number of laboratory project opportunities in Asia and the Middle East. Furthermore, both domestic and international operations will benefit from our record order backlog.

"At the same time, fiscal year 2013 will present us with significant challenges. The ongoing world-wide economic slowdown continues to depress construction activity and pricing in the marketplace. Customer delivery requirements for large international projects, more so than domestic projects, often are delayed due to changes in construction schedules, resulting in uneven reportable sales and earnings."

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended		Years Ended
	April 30		April 30
	2012	2011	2012	2011
	(Unaudited)

Net sales	$28,990	$26,952	$102,847	$100,003
Cost of products sold	21,638	22,247	83,691	80,719
Gross profit	7,352	4,705	19,156	19,284
Operating expenses	4,493	4,174	16,443	16,127
Operating earnings	2,859	531	2,713	3,157
Other income (expense)	43	4	271	4
Interest expense	(112)	(94)	(445)	(199)

Earnings before income taxes	2,790	441	2,539	2,962
Income tax expense	976	72	739	864

Net earnings	1,814	369	1,800	2,098

Less: net earnings attributable to the noncontrolling interest	558	117	769	248

Net earnings attributable to Kewaunee Scientific Corporation	$1,256	$252	$1,031	$1,850
Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.49	$0.10	$0.40	$0.72
Diluted	$0.49	$0.10	$0.40	$0.72

Weighted average number of common shares outstanding (in thousands)
Basic	2,579	2,578	2,579	2,575
Diluted	2,580	2,593	2,580	2,585

Condensed Consolidated Balance Sheets
(in thousands)

	April 30	April 30
	2012	2011
Assets
Cash and cash equivalents	$6,188	$2,402
Restricted cash	704	553
Receivables, less allowances	23,244	27,346
Inventories	11,760	10,466
Prepaid expenses and other current assets	1,702	1,612
Total current assets	43,598	42,379
Net property, plant and equipment	15,346	16,575
Other assets	5,192	4,104
Total Assets	$64,136	$63,058

Liabilities and Stockholders' Equity
Short-term borrowings	$6,816	$6,588
Current obligations under capital leases	36	83
Current portion of long-term debt	200	200
Accounts payable	8,848	9,770
Other current liabilities	4,340	3,623
Total current liabilities	20,240	20,264
Other non-current liabilities	12,238	9,778
Total liabilities	32,478	30,042
Noncontrolling interest	2,147	1,525
Kewaunee Scientific Corporation equity	29,511	31,491
Total equity	31,658	33,016
Total Liabilities and Stockholders' Equity	$64,136	$63,058

Contact: D. Michael Parker
704/871-3290